EXHIBIT 10.6

                        COMMERCIAL DEVELOPMENT AGREEMENT

         This Commercial Development Agreement (this "Agreement"), dated as of the _______ day of August, 2000, by and between Gulf Marine Institute of Technology ("GMIT") a Delaware corporation operating as a 501 C-3 non-profit research institute and BioMarine Technologies, Inc. ("BioMarine"), a Delaware corporation both authorized to do business in Florida and located at 1198 Gulf Breeze Parkway, Gulf Breeze, Florida 32561.

                                   WITNESSETH:

         WHEREAS, GMIT is the assignee under a certain Assignment and Assumption Agreement (the "Assignment Agreement"), dated September 18, 1998, with Seagull Energy E&P Inc. as assignor;

         WHEREAS, pursuant to the Assignment Agreement, GMIT has a leasehold interest in a surface and subsurface area of land included within the STATE OF TEXAS TRACT 526 L, Offshore Matagorda County, TX, described in State Lease M-74563 (the "Property"); and

         WHEREAS, GMIT wishes to contract with BioMarine to develop and operate an existing four platform complex valued at $5.6 million dollars and owned by GMIT located approximately 10 miles south of Port O'Conner, Texas for commercial maricultural use, and BioMarine wishes to enter into such contract.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein, the parties agree as follows:

1. Platform Development. BioMarine shall commercially develop and operate GMIT's platform complex situated on GMIT's leasehold into a mariculture facility in accordance with the plans and specifications outlined in Exhibit A hereto, including BioMarine's Sea Star Oyster Relay and Sea Trek Ocean Farming Systems.

2. Platform Operation. Upon completion of the permitting, designing and re-engineering of the platform, BioMarine shall have the right to conduct commercial mariculture operations at the platform location and to make any additional modifications or adjustments to the platform or its systems as it deems necessary or advisable for the conduct of its mariculture operations.

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3. Employees and Consultants. It is agreed that in commercial developing the platform for mariculture use and in the conduct of its operations, BioMarine may retain the services of one or more consultants and hire such employees, as it deems necessary or advisable.

4. Escrow. BioMarine agrees that it will establish an escrow account (the "Escrow Account") into which it will deposit $260,000 per year for a period of ten years and will make such funds available for the payment of any costs incurred by GMIT in connection with the eventual decommissioning and deconstruction of the platform situated on the Property; provided, however, that BioMarine shall incur no obligation whatsoever to decommission or deconstruct the platform or to fund such decommissioning or deconstruction beyond the amount held in the Escrow Account at the time the platform is decommissioned.

5. Indemnification. BioMarine agrees to indemnify GMIT and hold it harmless against any and all loss, damage, judgment, fine or amount paid in settlement, arising out of any claim, cause of action, suit or other actual or threatened proceeding resulting from BioMarine's operation of its systems on the Property, together with any and all fees and expenses connected therewith, including any attorneys' fees incurred by GMIT.

6. Insurance. BioMarine agrees to provide GMIT with commercial property insurance insuring GMIT against any loss of the four platform complex valued at $5.6 million dollars ($5,600,00.00) and all additions, equipment ,and pertinences attached thereto or surrounding the site as well as provide comprehensive general liability insurance coverage in the minimum amount of $5.0 million dollars ($5,000,000.00). These insurance policies will be provided to GMIT prior to commencing any BioMarine activities at the Matagorda 526 platform site and will name GMIT as co-insured. BioMarine's insurance carrier will provide GMIT with certificates of insurance for the minimum amounts stipulated herein, as well as notify GMIT of any change in the coverage amounts, terms or payment status. Any, termination of insurance coverage's required herein, if nor cured within 48 hours of notice of cancellation from the insurance company to GMIT, shall result in the following: a) violation and of the terms of this contract, b) GMIT giving written notice of default c) GMIT replacement of insurance coverage types and amounts as specified above, d) a lien against any and all property, assets or accounts owned by BioMarine for the amount of the insurance premiums paid by GMIT plus a 50% penalty i.e. 150% of the premium paid.

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7. Maintenance of Structure. BioMarine agrees to maintain the structural integrity of the platform in good repair and to return the platform to GMIT at the end of the term of this Agreement in a condition substantially similar to or better than currently existing on the date hereof. Any and all improvements made, systems installed and equipment added to the platforms to maintain the operational integrity of the platform complex, as a mariculture project shall belong to GMIT upon the conclusion or termination of this contract without further consideration.

8. Royalty. BioMarine shall pay to GMIT a research and development royalty of 10% of the net profits from operations conducted on or from the Property or from use of the systems, methods and intellectual property rights developed from this Property and applied elsewhere.

9. Terms and Termination. This Agreement shall continue in effect for a period of two years from the date hereof and shall thereafter be renewed automatically for successive one-year periods unless terminated earlier by either party upon 60 days' notice to the other.

10. Severability, Entire Agreement. If any provision of the Agreement is held invalid in arbitration or by a court of competent jurisdiction, such invalidity shall not affect the remaining provision of this Agreement, and they shall be given effect without the invalid provisions if to do so would not substantially frustrate the expectations of the parties hereto. This Agreement shall not be amended except by written agreement signed by both parties.

11. Construction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida

12. Headings. Headings and captions in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

13. Counterparts. This Agreement may be executed in counterparts which, taken together with this Agreement, will be deemed an original and shall constitute one and the same instrument.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                                BIOMARINE TECHNOLOGIES, INC.

                                                By: ________________________
                                                    John D. Ericsson,
                                                    President

                                                Approved by the Chief
                                                Financial Officer

                                                    _______________________
                                                    John W. Hemmer

                                                GULF MARINE INSTITUTE OF
                                                TECHNOLOGY

                                                By: ________________________
                                                          John D. Ericsson,
                                                    President, Managing Director

                                                    ________________________
                                                      Secretary-Treasurer

                                                    _______________________
                                                          Board Member

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